*LOAN5404*

PROMISSORY NOTE

12/31/04
(Date)

FOR VALUE RECEIVED, Pharmaceutical Formulations, Inc. a corporation located at the address stated below ("Maker") promises, jointly and severally if more than one, to pay to the order of General Electric Capital Corporation or any subsequent holder hereof (each, a "Payee") at its office located at 44 Old Ridgebury Road , Danbury, CT 06810-5105 or at such other place as Payee or the holder hereof may designate, the principal sum of Three Million One Hundred Forty Seven Thousand Twenty Seven 37/100 Dollars ($3,147,027.37), with interest on the unpaid principal balance, from the date hereof through and including the dates of payment, at a fixed, simple interest rate of Six 76/100 percent (6.76%) per annum, to be paid in lawful money of the United States, in Thirty Six (36) consecutive monthly installments of principal and interest as follows:

Periodic Installment 1 Through 35	Amount $96,826.11

each ("Periodic Installment") and a final installment which shall be in the amount of the total outstanding principal and interest. The first Periodic Installment shall be due and payable on 2/15/04 and the following Periodic Installments and the final installment shall be due and payable on the same day of each succeeding period (each, a "Payment Date"). All payments shall be applied first to interest and then to principal. The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee's right to receive payment in full at such time or at any prior or subsequent time. Interest shall be calculated on the basis of a 365 day year (366 day leap year). The payment of any Periodic Installment after its due date shall result in a corresponding decrease in the portion of the Periodic Installment credited to the remaining unpaid principal balance. The payment of any Periodic Installment prior to its due date shall result in a corresponding increase in the portion of the Periodic Installment credited to the remaining unpaid principal balance.

The Maker hereby expressly authorizes the Payee to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note may be secured by a security agreement, chattel mortgage, pledge agreement or like instrument (each of which is hereinafter called a "Security Agreement").

Time is of the essence hereof. If any installment or any other sum due under this Note or any Security Agreement is not received within ten (10) days after its due date, the Maker agrees to pay, in addition to the amount of each such installment or other sum, a late payment charge of five percent (5%) of the amount of said installment or other sum, but not exceeding any lawful maximum. If (i) Maker fails to make payment of any amount due hereunder within ten (10) days after the same becomes due and payable; or (ii) Maker is in default under, or fails to perform under any term or condition contained in any Security Agreement, then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note or any Security Agreement, at the election of Payee, shall immediately become due and payable, with interest thereon at the lesser of eighteen percent (18%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment).

The Maker may prepay in full, but not in part, its entire indebtedness hereunder upon payment of the entire indebtedness plus an additional sum as a premium equal to the sum of:

(a) the following percentages of the remaining principal balance for the indicated period:
Prior to the first annual anniversary date of this Note: One percent (1%)
Thereafter and prior to the second annual anniversary date of this Note: One percent (1%)
Thereafter and prior to the third annual anniversary date of this Note: One percent (1%)
and zero percent (0%) thereafter, plus all other sums due hereunder or under any Security Agreement; plus

(b) "the Make Whole Amount" (if applicable and determined as set forth below); provided, however, that the Make Whole Amount shall only be applicable for a Prepayment Date which occurs during a period when the Contract Rate has been fixed ("Fixed Rate Period"). The Make Whole Amount shall be an amount equal to the excess of (i) the net present value of the stream of remaining payments, discounted to the Prepayment Date at a per annum interest rate equal to the then Reinvestment Rate, over (ii) the principal balance outstanding as of the Prepayment Date, before any such prepayment. For the purposes hereof, the stream of remaining payments shall equal the sum of each payment of principal & interest which would have been due following the Prepayment Date, for the Fixed Rate Period, plus the principal balance that would have been remaining at the end of the Fixed Rate Period. For the purposes hereof, the "Reinvestment Rate" shall be the per annum interest rate that is equal to the sum of (a) Three 55/100 percent (3.55%) plus (b) the stated yield of United States Treasury Notes having a life equal to the remaining term of this Note (assuming that this Note would have terminated at the end of the Fixed Rate Period) published in the Wall Street Journal, Eastern Edition two Business Days prior to the Prepayment Date. If no maturity exactly corresponds to such life, the yields of the two United States Treasury Notes with lives immediately above and below such life would be interpolated on a straight line basis to arrive at the Reinvestment Rate. The Make Whole Amount shall be deemed zero if the calculation results in a negative number.

It is the intention of the parties hereto to comply with the applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note or any Security Agreement, in no event shall this Note or any Security Agreement require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Note or any Security Agreement, or if all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or any Security Agreement on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Maker, at the option of the Payee, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or any Security Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Payee to receive a greater interest per annum rate than is presently allowed, the Maker agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

The Maker and all sureties, endorsers, guarantors or any others (each such person, other than the Maker, an "Obligor") who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any Security Agreement or any term and provision of either, which may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee without joinder of any other as a party thereto, and that Payee shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. The Maker and each Obligor hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if permitted by law) all expenses incurred in collection, including Payee's actual attorneys' fees. Maker and each Obligor agrees that fees not in excess of twenty percent (20%) of the amount then due shall be deemed reasonable.

THE MAKER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN MAKER AND PAYEE RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN MAKER AND PAYEE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Note and other Debt Documents constitute the entire agreement of the Maker and Payee with respect to the subject matter hereof and supercedes all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Maker and Payee. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Any provision in this Note or any of the other Debt Documents which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

/s/ Dolores Scotto (Witness) Dolores Scotto (Print name) 460 Plainfield Ave (Address) Edison, NJ	Pharmaceutical Formulations, Inc. By: /s/ A. Ernest Toth, Jr. Name: A. Ernest Toth, Jr. Title: VP & CFO Federal Tax ID #: 222367644 Address: 460 Plainfield Avenue, Edison, Middlesex County, NJ 08818